EXHIBIT 99.1

National Penn Bancshares Q3 2005 Earnings Conference
Tuesday, October 18, 2005

C: Wayne Weidner; National Penn Bancshares; Chairman, CEO
C: Glenn Moyer; National Penn Bancshares; President
C: Gary Rhoads; National Penn Bancshares; Treasurer, CFO
C: Karen Troutman; National Penn Bancshares; VP, Marketing Director

Questions and Answers

Karen Troutman: Thank you Wayne. We have received a number of questions during the course of the presentation. And we’ll be going through them now. The first question I will be directing to you, Wayne. The question is, your return on shareholder’s equity has been dropping. Why?

Wayne Weidner: Thank you Karen. Gary covered this, to a point, in his presentation. And I would like to cover it a little more directly. Our return on equity has decreased as a direct result of purchase accounting rules for acquisitions. When we use stock to make acquisitions, purchase accounting rules effectively increase our equity account by the value of the stock used for the acquisitions. All other things held equal, this reduces our return on equity.

Karen Troutman: Thanks Wayne. I’ll be directing the next two questions to Glenn. First, any update on the fraud case? Has it been settled? Or is it still pending in the Court?

Glenn Moyer: Karen, we feel we have made progress in the resolution of the matters covered in the civil litigation. Also, discussions with our insurance carrier continue. And, we are continuing to cooperate with the FBI and the Federal prosecutor’s office in their criminal investigation.

Karen Troutman: Thanks Glenn. Next question, has there been an increase in performing but monitored loans, particularly during the end of the quarter? The question’s logic is that higher fuel costs might slim coverage ratios.

Glenn Moyer: I believe the questioner’s focus here, when he talks about performing but monitored loans, would be the category that we have in the classified and criticized assets for our company. Classified and criticized assets, at the end of August, have increased approximately 2.5% as a percent of our capital. So we may be seeing some deterioration. We, like the people listening on this call, will be monitoring the coverage ratios closely, as well as seeing how our economy develops.

Karen Troutman: Thanks Glenn. The next series of questions, I’ll be directing to Gary. First question, what impact did municipal deposits have on the net interest margin in third quarter 2005, and what impact do you expect they will have in fourth quarter 2005 and first quarter 2006?

Gary Rhoads: Well, I can say that the municipal deposits, relative to the overnight Fed Funds Rate, compared to last year, the municipal deposits are cheaper this year, compared to the Fed Funds. So, and we expect that to continue fourth quarter, and into the 2006 first quarter.

Karen Troutman: Gary, we’ve received a few questions about this topic. So I’ll sort of summarize them together. Non-interest expenses, excluding one-time charges, increased nearly $1 million from second quarter 2005 to third quarter 2005. This was mostly in salary and benefits and occupancy, despite a decrease in full time equivalent employees. Why? And what’s the proper run rate going forward?

Gary Rhoads: The amount related to salaries and benefits for the third quarter is approximately $300,000 increase. And that’s partially due to summer temps increasing our cost in the third quarter. But they are not reflected in the FTE, or the full taxable -- or the full time equivalent employees, at quarter end. The run rate would be in the $18.5 million range that we were at in the third quarter overall.

Karen Troutman: Does the company continue to foresee pressure on the net interest margin?

Gary Rhoads: Yes. And we addressed that in our comments. The competition is still fierce. And the flat yield curve continues to create pressure on the margins.

Karen Troutman: Thanks Gary. Next question, how much of the deposit growth this quarter was attributable to the in-flow of municipal deposits?

Gary Rhoads: The municipal deposits -- and I think we also addressed that in our comments -- were $101.1 million for the third quarter. That’s from the end of June to the end of September.

Karen Troutman: And this was a follow-up question. How would management characterize the overall competitive deposit environment?

Gary Rhoads: The overall deposit environment is very, very competitive, and very rate sensitive at the moment.

Karen Troutman: The Company’s tax rate was lower this quarter. Any specific reasons for the decline?

Gary Rhoads: The year to date effective tax rate, as I had mentioned, is higher at 25.4%, compared to 24.3%, due to a lower relative level of tax advantaged items. But there are some quarterly fluctuations.

Karen Troutman: Were the non-recurring expenses detailed in the press release related to the fraud probe? And do you expect any additional expenses related to the fraud in the fourth quarter?

Gary Rhoads: The non-recurring expenses were related to the fraud probe. And we do anticipate that there will be additional expenses, but at a lower amount than what we had in the first and second quarters of 2005.

Karen Troutman: And Gary, last question to you for now. Last quarter, management mentioned the $31 million range as a good run rate for expenses. Does this still apply?

Gary Rhoads: We would say the $31 million to $32 million range would be the appropriate range.

Karen Troutman: Thank you Gary. I’m going to address the next series of questions to Glenn. First, is the Company seeing particularly strong competition for commercial loans?

Glenn Moyer: Karen, the answer to this is yes. We see very strong competition, both as to the number of competitors, and the level of interest in booking commercial loan assets. We believe that there’s competitive pressure on things ranging from both structure of the credits, as well as pricing challenges. And we believe this remains fairly widespread. And we expect it’s going to be, as we complete 2005 and go into 2006.

Karen Troutman: What was driving the lower than normal linked quarter loan growth?

Glenn Moyer: A couple of comments here Karen. First of all, there always is some seasonality, realizing that the third quarter gets into that late summer category, vacations and that sort of thing. We did have several larger payoffs and payouts. These included some problem assets, but also, in one case, a larger performing syndicated transaction that we were a participant in. The high level of competitors regionally really, I think, keeps all of us focused on doing the very best we can for our clients and prospects.

Karen Troutman: And how strong is your loan pipeline?

Glenn Moyer: We review this monthly. It’s a very active process within our business units. It’s reviewed and discussed weekly. Based on the last report that I received from our Chief Lending Officer, the pipeline still seems to be solid as we head into year end ’05.

Karen Troutman: The next question I’m going to direct to you Gary. What was driving the 7.5% decline in other non-interest income?

Gary Rhoads: That question, I believe, refers to just one line item category of total non-interest income. Total non-interest income was actually up over the prior quarter. But the one line item, other non-interest income, $5,794,000 versus $6,165,000 in the prior quarter -- that was partially due to lower BOLI [bank-owned life insurance] income.

Karen Troutman: Thank you Gary. We just received two additional questions I’m going to direct to Glenn. Glenn, was there a mortgage servicing rights recapture during the quarter?

Glenn Moyer: We’ve reported before, we do not have mortgage servicing rights on our financial statements.

Karen Troutman: And the final question, was there a large non-performing asset that was resolved during the quarter?

Glenn Moyer: I think this refers to the drop in our non-performing assets in dollar total. We actually resolved several non-performing assets. We also, on an ongoing basis, actively look to sell non-performing assets to investors that are interested in those sorts of assets. And we were active in that market again during this quarter.

Karen Troutman: Great. Well, those are all of the questions that we have received. So this concludes our presentation today. Thank you all so much for joining us.

[End of Transcript]

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Cautionary Statement About Forward-Looking Information:

This transcript contains forward-looking information about National Penn Bancshares that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "believe," "expect," "may," "will," "should,'' "project," "plan,'' "seek," "intend,'' or "anticipate'' or the negative thereof or comparable terminology, and include information about National Penn Bancshares ’s proposed merger with Nittany Financial Corp. and their combined operations after the completion of the merger. Actual results could differ materially from those contained in any forward-looking statements. Such differences may be due to, but are not limited to, deteriorating economic conditions; increased competition; interest rate movements; market volatility in the securities markets; legislative or regulatory developments; merger-related synergies, savings and integration issues; potential difficulties in establishing and maintaining operations in new markets; technological changes; reputational risks; and other risks and uncertainties discussed in National Penn Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2004, as well as other reports and filings with the Securities and Exchange Commission. See “Additional Information” below. National Penn Bancshares cautions you not to place undue reliance on these statements, and undertakes no obligation to publicly release or update any of these statements.

Additional Information:

National Penn Bancshares, Inc. intends to file a registration statement on Form S-4 in connection with its proposed merger with Nittany Financial Corp., and Nittany Financial intends to mail a proxy statement/prospectus to its shareholders in connection with the transaction. Investors and security holders of Nittany Financial are urged to read the proxy statement/prospectus when it becomes available, because it will contain important information about National Penn Bancshares, Nittany Financial, and the transaction. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it is available) at the SEC's web site at www.sec.gov. A free copy of the proxy statement/prospectus may also be obtained from National Penn Bancshares or Nittany Financial. You may direct such a request to either of the following persons:

Sandra L. Spayd	David Z. Richards Jr.
Corporate Secretary	President and CEO
National Penn Bancshares, Inc.	Nittany Financial Corporation
Philadelphia and Reading Avenues	116 East College Ave
Boyertown, PA 19512	State College, PA 16801
(610) 369-6202	(814) 238-5724

National Penn Bancshares, Nittany Financial and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Nittany Financial in favor of the transaction. Information regarding the interests of these officers and directors in the transaction will be included in the proxy statement/prospectus.

In addition to the registration statement on Form S-4 to be filed by National Penn Bancshares in connection with the transaction, and the proxy statement/prospectus to be mailed to the shareholders of Nittany Financial in connection with the transaction, each of National Penn Bancshares and Nittany Financial file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC's public reference rooms located at 100 F Street, N.E., Washington, D.C., 20549, or any of the SEC's other public reference rooms located in New York and Chicago. Investors should call the SEC at 1-800-SEC-0330 for further information on these public reference rooms. The reports, statements and other information filed by National Penn Bancshares and Nittany Financial with the SEC are also available for free at the SEC's Web site at www.sec.gov. A free copy of these reports, statements and other information may also be obtained from National Penn Bancshares or Nittany Financial.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.